Exhibit 99.1

GrafTech Announces Secondary Block Trade by Stockholder and Share Buyback
BROOKLYN HEIGHTS, Ohio – December 5, 2019 – GrafTech International Ltd. (NYSE: EAF) (the “Company”) today announced that a majority stockholder, an affiliate of Brookfield Business Partners LP, a publicly listed business services and industrials company of Brookfield Asset Management Inc., has launched a Rule 144 secondary block trade to sell 11.18 million shares of the Company’s common stock to Morgan Stanley.
Subject to the completion of the block trade, the Company will repurchase from the selling stockholder $250,000,000 of common stock at a per share price equal to the price per share payable by the broker-dealer in the block trade. The Company expects to fund the share repurchase from cash on hand.
GrafTech's decision to repurchase its shares is consistent with management's stated intent regarding potential uses of cash flow. David Rintoul, GrafTech’s Chief Executive Officer, stated, "GrafTech is pleased to announce the repurchase of a meaningful amount of its shares in-line with GrafTech's capital allocation strategy. As we’ve previously indicated, we view share repurchases as a tax-efficient and accretive use of cash."
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost.
Contact:
Meredith H. Bandy, CFA
Vice President, Investor Relations and Corporate Communications
(216) 676-2699

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release regarding the Company that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Certain of the risks and uncertainties to which the Company is subject are described in the “Risk factors” and “Special note regarding forward looking statements” sections of the Company’s registration statement on Form S-3, the “Risk Factors” and “Forward Looking Statements” sections of its annual report on Form 10-K and the Company’s other applicable filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.